SCHEDULE 14A

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Sec.240.14a-12

                          MEASUREMENT SPECIALTIES, INC.
          ---------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

          ---------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________
     (2) Form, Schedule or Registration Statement No.:__________________________
     (3) Filing Party:__________________________________________________________
     (4) Date Filed:____________________________________________________________


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                          MEASUREMENT SPECIALTIES, INC.
                          710 ROUTE 46 EAST, SUITE 206
                               FAIRFIELD, NJ 07004



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     Measurement Specialties will hold its Annual Meeting of Shareholders at the University Club, 54th Street and 5th Avenue, New York, New York, on Tuesday, September 23, 2003, at
2:00 p.m. Eastern time. The University Club requires business attire to attend the meeting. We are holding the meeting for the following purposes:

     1. To elect two members of the Board of Directors, whose term is described in the proxy statement.
     2.   To approve the Measurement Specialties, Inc. 2003 Stock Option Plan.
     3. To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending March 31, 2004.
     4. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

     Holders of record of Measurement Specialties common stock at the close of business on July 28, 2003 are entitled to vote at the meeting.

     In addition to the proxy statement and proxy card, a copy of Measurement Specialties' annual report on Form 10-K for the fiscal year ended March 31, 2003, which is not part of the proxy soliciting material, is enclosed.

     It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card. Most shareholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.



                  By Order of the Board of Directors,
                  JOHN P. HOPKINS
                  Chief Financial Officer and Secretary

July 29, 2003

                                 PROXY STATEMENT

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 23, 2003, and at any meeting following postponement or adjournment of the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, which will begin at 2:00 p.m. Eastern time. The meeting will be held at the University Club, 54th Street and 5th Avenue, New York, New York. Shareholders will be admitted beginning at 1:00 p.m. Eastern time.

     We are first mailing this proxy statement and proxy card (including voting instructions) on or about August 4, 2003, to persons who were shareholders at the close of business on July 28, 2003, the record date for the meeting.

     Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2003 or fiscal 2003 refer to the 12-month period from April 1, 2002 through March 31, 2003. References in this proxy statement to the year 2004 or fiscal 2004 refer to the 12-month period from April 1, 2003 through March 31, 2004.

                          PROXIES AND VOTING PROCEDURES

WHO CAN VOTE?

     You are entitled to vote at the Annual Meeting all shares of Measurement Specialties' common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

     On July 21, 2003, there were 12,354,801 shares of common stock outstanding.

     In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

WHO IS THE RECORD HOLDER?

     You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

     If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

HOW DO I VOTE?

     If you are the record holder:

     - By Telephone. You can vote your shares by telephone, by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card. Your vote by telephone must be received by 11:59 p.m. Eastern time, September 22, 2003.

     - By Internet. You can also vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to return your proxy card. Your vote by Internet must be received by 11:59 p.m. Eastern time, September 22, 2003. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

     - By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on September 23, 2003.

     - By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

     If your stock is held by brokers, banks or other nominees:

     If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

     If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 28, 2003.

     If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the Annual Meeting. Under the rules of the American Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors and the ratification of auditors, but not on the adoption of the 2003 Plan.

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

HOW MANY VOTES ARE REQUIRED?

     A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.


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
     If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement. To approve the Measurement Specialties, Inc. 2003 Stock Option Plan and to ratify the selection of independent auditors, an affirmative vote of a majority of the votes cast is required.

HOW ARE VOTES COUNTED?

     All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: "for" the nominees for Director, "for" the Measurement Specialties, Inc. 2003 Stock Option Plan, and "for" the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal 2004.

     Proxies marked as abstaining, and any proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes for or against a particular matter. Accordingly, marked abstentions and broker non-votes will have no effect on the outcome of a vote.

HOW CAN I REVOKE MY PROXY OR CHANGE MY VOTE?

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

WHO WILL PAY THE EXPENSES OF PROXY DISTRIBUTION?

     Measurement Specialties will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission and the American Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Measurement Specialties stock.

                         ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year for a term of three years.


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
     Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2006. The Board has nominated Joseph R. Mallon, Jr. and The Honorable Dan J. Samuel for the positions. You can find information about Messrs. Mallon and Samuel below.

     The persons named in the proxy card will vote such proxy "for" the election of Messrs. Mallon and Samuel, unless you indicate that your vote should be withheld. If elected, each of Mr. Mallon and Mr. Samuel will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each of Messrs. Mallon and Samuel has indicated to the company that he will serve if elected. We do not anticipate that either Mr. Mallon or Mr. Samuel will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

     The Board of Directors recommends a vote FOR the election of Messrs. Mallon and Samuel as Directors.

                       NOMINEES FOR TERM EXPIRING IN 2006

     Joseph R. Mallon, Jr. has served as a Director since June 1993. Mr. Mallon served as our Chairman of the Board from April 1995 to January 31, 2003 and served as our Chief Executive Officer from April 1995 to June 2002. From April 1995 to February 1998, Mr. Mallon also served as President. Mr. Mallon has thirty-eight years of experience in electronic sensor and micro-electromechanical systems (MEMS) technology and is a named inventor in forty-one United States patents. From January 1990 to January 1993, Mr. Mallon was a Director and Executive Vice President of Lucas NovaSensor. In October 1985, Mr. Mallon co-founded NovaSensor, where he served as a Director and Co-President until its acquisition by Lucas Industries. Mr. Mallon serves as a Director of Sepragen Corporation and Sensant Corporation. Mr. Mallon is a trustee of the Educational Board of California State University, Hayward. Mr. Mallon received a B.S. in Science (Physics) from Fairleigh Dickinson University and an M.B.A. (Management, Marketing and New Ventures) from California State University, Hayward. Age 58

     The Honorable Dan J. Samuel has been a Director since October 1994. Since 1986, Mr. Samuel has been a business consultant and a director of public companies, as well as of the British-American Educational Foundation and of the Asian Institute of Technology Foundation. Previously, Mr. Samuel served as President and Chief Executive Officer of Scallop Corporation, the New York subsidiary of the Royal Dutch/Shell Group of Companies. Mr. Samuel, who serves as a Director of Canadian Overseas Packaging Industries, received a B.A. and M.A. from Oxford University. Age 77


                    DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

     John D. Arnold has been a Director since June 1995. Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of


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
Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold received a B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School. Age 48

     Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002. Mr. Guidone has been a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, since 2000. Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999. Prior to Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc. Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings. Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin. Age 38

                       DIRECTOR WHOSE TERM EXPIRES IN 2005

     Morton L. Topfer has been a Director since January 2002 and was appointed Chairman of the Board effective January 31, 2003. Mr. Topfer is Managing Director of Castletop Capital, L.P. and a member of the Board of Directors of Dell Computer Corporation. He previously served at Dell as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999. Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc. where he held several executive positions, last serving as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. He also serves as a director of Bio Reference Laboratories. Age 66

     ITEM 2-APPROVAL OF MEASUREMENT SPECIALTIES, INC. 2003 STOCK OPTION PLAN

DESCRIPTION OF THE 2003 PLAN AND VOTE REQUIRED

     On July 28, 2003, the Board of Directors adopted the Measurement Specialties, Inc. 2003 Stock Option Plan (the "2003 Plan") and directed that the 2003 Plan be submitted to the shareholders for approval at the 2003 Annual Meeting. The 2003 Plan will become effective upon the affirmative vote of a majority of the votes cast by holders of the shares of our common stock voting in person or by proxy at the Annual Meeting. We will continue to make awards under the 1998 Stock Option Plan of Measurement Specialties (the "1998 Plan").

     The purpose of the 2003 Plan is to enable us to attract, retain, motivate and provide additional incentive to our Directors, officers, employees consultants and advisors, whose contributions are essential to our growth and success by enabling them to participate in the our long-term growth through ownership of our stock.

SUMMARY OF THE 2003 PLAN


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
     The following summary of the 2003 Plan is qualified in its entirety by reference to the text of the 2003 Plan, which is attached as Appendix A. The
                                                             ----------
2003 Plan will be administered by our Board of Directors. Our Board of Directors may delegate the administration of the 2003 Plan to our Compensation Committee. However, the Plan may be administered only by the members of our Compensation Committee who are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the purpose of granting options to our officers or Directors pursuant to Section 16 of the Securities Exchange Act of 1934. Further, the 2003 Plan may be administered only by members of our Compensation Committee who are "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") for the purpose of granting options to our officers or directors under Section 16 of the Exchange Act where such compensation is intended to qualify as "performance based compensation" within the meaning of
Section 162(m)(4)(C) of the Code. For purposes of the following discussion, the term "Administrator" means the Board of Directors or the committee to whom it delegates its authority as provided above. The Administrator has the authority, subject to the terms of the 2003 Plan, to determine the individuals to whom options will be granted, the times at which options will be granted and the terms and conditions of the options.

     The major provisions of the 2003 Plan are as follows:

     ELIGIBILITY. Options may be granted to our key employees, consultants, advisors and directors. Options intended to qualify as incentive stock options ("ISOs") may only be granted to key employees while actually employed by us. Non-employee Directors, consultants and advisors are not entitled to receive ISOs under the 2003 Plan.

     OPTION PRICE. The option price for ISOs generally will be 100% of the fair market value of Measurement Specialties common stock on the date the option is granted; however, if the participant in the 2003 Plan owns more than 10% of the combined voting power of Measurement Specialties and any subsidiary or parent corporation, the option price will be not less than 110% of the fair market value of Measurement Specialties common stock on the date of grant. The fair market value of Measurement Specialties common stock first becoming subject to exercise as incentive stock option by an optionee who is an employee during any given calendar year may not exceed $100,000. The option price for non-qualified stock options (as defined below) will be determined by the Administrator and may be less than, equal to or greater than the fair market value of Measurement Specialties common stock on the date of grant. Fair market value for purposes of the 2003 Plan is the closing market price of Measurement Specialties common stock as reported on the stock exchange determined by the Board to be the primary market for the common stock on the date of grant (currently, the American Stock Exchange). In the event Measurement Specialties common stock is not traded on an exchange at the time of grant, the fair market value will be the closing market price as reported on the Nasdaq National Market System. If Measurement Specialties common stock is not listed or traded on any exchange or on the Nasdaq National Market System, the Administrator will determine fair market value.

     DURATION OF OPTIONS. Each stock option will terminate on the date fixed by the Administrator, which will not be more than ten years after the date of grant. If the participant in the 2003 Plan owns more than 10% of the combined voting power of Measurement Specialties


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
and any subsidiary or parent corporation, and an incentive stock option is granted to such participant, the option will terminate on the date fixed by the Administrator, which will not be more than five years after the date of grant.

     VESTING. Options become exercisable when they have vested. The Administrator will specify the relevant vesting provisions at the time of the grant.

     EXERCISE PERIOD. The exercise period for options granted under the 2003 Plan may not exceed 10 years from the date of grant. Unless otherwise determined by the Administrator:

     - if an optionee is terminated because of retirement, the optionee may exercise the option any time prior to its expiration date or within three months of the optionee's termination, whichever is earlier;
     - if an optionee is terminated because of disability, the optionee may exercise the option any time prior to its expiration date or within twelve months of the optionee's termination, whichever is earlier;
     - if an optionee is terminated because of death, the optionee's legal representative may exercise the option any time prior to its expiration date or within twelve months of the optionee's termination, whichever is earlier;
     - if an optionee is terminated for cause (as defined in the 2003 Plan), all options immediately terminate; and
     - if an optionee is terminated for any reason other than those stated above, the optionee may exercise the option at any time prior to the expiration of the option or within three months of termination, whichever is earlier.

     PAYMENT. The Administrator will determine whether exercise of options will be settled in whole or in part in cash, common stock or other securities of Measurement Specialties or other property.

     SHARES THAT MAY BE ISSUED UNDER THE 2003 PLAN. A maximum of 1,000,000 shares of Measurement Specialties common stock (which number may be adjusted as described below) are available for issuance pursuant to the exercise of stock options granted under the 2003 Plan. If any stock option terminates or is canceled for any reason without having been exercised in full, the shares of stock not issued will then become available for additional grants of options. The shares available under the 2003 Plan represent approximately 8.1% of Measurement Specialties common stock issued and outstanding on July 21, 2003. The number of shares available under the 2003 Plan is subject to adjustment in the event of any stock split, stock dividend, recapitalization, spin-off or other similar action.

     ESTIMATE OF BENEFITS. The number of stock options that would be awarded to Measurement Specialties' Chief Executive Officer and the other four most highly compensated executive officers of Measurement Specialties pursuant to the 2003 Plan are not currently determinable. In the fiscal year ended March 31, 2003, an aggregate of 300,000 stock options were awarded to Measurement Specialties' Chief Executive Officer and the four other most highly compensated executive officers as a group under the 1998 Plan (excluding warrants issued to Corporate Revitalization Partners, a consulting firm of which Mr. Guidone is a


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
Managing Director, as more fully described below under the heading "Executive Agreements and Related Transactions"). Additionally in the fiscal year ended March 31, 2003, 626,400 options were granted to 86 other employees, including all current officers who are not executive officers, and 45,000 options were granted to Directors who are not executive officers.

FEDERAL INCOME TAX CONSEQUENCES OF THE 2003 PLAN

     INCENTIVE STOCK OPTIONS. Some of the options granted under the 2003 Plan may constitute "Incentive Stock Options" within the meaning of Section 422 of the Code. Under present Federal tax laws, there will be no Federal income tax consequences to either Measurement Specialties or an optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in Federal income tax consequences to Measurement Specialties. Although an optionee will not realize ordinary income upon his exercise of an ISO, the excess of the fair market value of the common stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under
Section 56 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of common stock acquired through an ISO within one year of the ISO's date of exercise or two years from the date of grant of the ISO, whichever is later (each, a "disqualifying disposition"), any gain realized upon a subsequent disposition of common stock will constitute long-term capital gain to the optionee. If an optionee disposes of the common stock in a disqualifying disposition, an amount equal to the lesser of (i) the excess of the fair market value of the common stock on the date of exercise over the option price or (ii) the actual gain realized upon a subsequent disposition will constitute ordinary income to the optionee in the year of the disposition. Any additional gain upon such disposition will be taxed as short-term capital gain. Measurement Specialties will receive a deduction in an amount equal to the amount constituting ordinary income to an optionee.

     NON-QUALIFIED STOCK OPTIONS. Certain stock options which do not constitute ISOs ("Non-qualified stock options") may be granted under the 2003 Plan. Under present Federal income tax regulations, there will be no Federal income tax consequences to either Measurement Specialties or the optionee upon the grant of a non-qualified stock option. However, the optionee will realize ordinary income upon the exercise of a non-qualified stock option in an amount equal to the excess of fair market value of the common stock acquired upon the exercise of such option over the option price, and Measurement Specialties will receive a corresponding deduction. The gain, if any, realized upon a subsequent disposition of such common stock will constitute short- or long-term capital gain, depending on the optionee's holding period.

     The Federal income tax consequences described in this section are based on U.S. laws and regulations in effect on July 29, 2003, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section. Tax consequences in other countries may vary.

TERMINATION OF AND AMENDMENTS TO THE 2003 PLAN

     The Board of Directors may amend the 2003 Plan from time to time, except that no amendment will be made without shareholder approval if such approval is necessary to comply with applicable law. No options may be granted under the 2003 Plan after July 27, 2013.


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
     The Board of Directors recommends a vote FOR the approval of the Measurement Specialties, Inc. 2003 Stock Option Plan.


                 ITEM 3 -- RATIFICATION OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS FOR FISCAL 2004

     The Audit Committee has appointed Grant Thornton LLP as our independent auditors for 2004. We are not required to have the shareholders ratify the selection of Grant Thornton LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Grant Thornton LLP but may retain such independent auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Measurement Specialties and its shareholders. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent auditors for fiscal 2004.


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
Change in Auditors

     Effective June 7, 2002, we terminated the engagement of Arthur Andersen LLP as our independent auditor. The decision to terminate the engagement of Arthur Andersen was recommended and approved by our Audit Committee and approved by our Board of Directors.

     Arthur Andersen was retained as our independent auditor on September 18, 2000. Arthur Andersen's report on the financial statements of the company for the year ended March 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     During the fiscal years ended March 31, 2001 and March 31, 2002 and the interim period between March 31, 2002 and June 7, 2002, there were no disagreements between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its report. During the fiscal years ended March 31, 2001 and March 31, 2002 and the interim period between March 31, 2002 and June 7, 2002, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission).

     We provided Arthur Andersen a copy of the foregoing disclosures.

     We engaged Grant Thornton LLP as our new independent auditor, effective June 11, 2002. Grant Thornton LLP previously served as our independent auditor from 1992 until September 18, 2000. During the fiscal years ended March 31, 2001 and March 31, 2002 and the interim period between March 31, 2002 and June 11, 2002, we did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the company's financial statements, or (iii) any matter that was either the subject of a disagreement (as described above) or a reportable event, except as follows:

     - Grant Thornton LLP performed a quarterly review of our Form 10-Q for the quarter ended June 30, 2000 in accordance with Statement on Auditing Standard No. 71; and

     - Grant Thornton LLP issued a consent to the inclusion of the audit report for the years ended March 31, 2000 and 1999 included in our Registration Statement on Form S-1 dated March 29, 2001 (and the Amendments thereto dated July 12, 2001 and August 1, 2001, respectively) and our Registration Statement on Form S-8 dated August 1, 2001.

     Subsequent to our engagement of Grant Thornton LLP, we restated our previously issued financial statements for the fiscal year ended March 31, 2001, and our previously issued financial results for each of the quarterly periods in the fiscal year ended March 31, 2001 and the first three quarters of the fiscal year ended March 31, 2002, as described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002.


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
FEES PAID TO OUR INDEPENDENT AUDITORS


     AUDIT FEES

     The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of our financial statements for fiscal 2003, and the review of our financial statements for each of the first three quarters in fiscal 2003, were approximately $346,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no financial information systems design and implementation fees for fiscal 2003.

     ALL OTHER FEES

     There were no fees paid to Grant Thornton LLP for fiscal 2003 other than the audit fees described above.


                            GOVERNANCE OF THE COMPANY

     Pursuant to the New Jersey Business Corporation Act and the company's by-laws, Measurement Specialties' business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company's business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have five members on our Board.

     During fiscal 2003, the Board held 27 meetings and the committees held a total of 15 meetings. Each nominee for Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member in fiscal 2003.


                      COMMITTEES OF THE BOARD OF DIRECTORS

     During fiscal 2003, the Board of Directors had two standing committees.
The Audit Committee consisted of John D. Arnold (Chairman), Mort Topfer and The Honorable Dan J. Samuel. The Compensation Committee consisted of The Honorable Dan J. Samuel (Chairman), Mort Topfer and John D. Arnold, Mr. Topfer having been appointed to the Compensation Committee in July 2002. During fiscal 2003, the Audit Committee met 12 times and the Compensation Committee met three times.
The Board of Directors does not maintain a separate nominating committee. The functions of the Audit Committee and the Compensation Committee are described in their respective reports, each of which is included in this proxy statement.

                            COMPENSATION OF DIRECTORS

     Directors who are our employees do not receive additional compensation for serving on our Board of Directors or on committees of the Board. For fiscal 2003, our outside Directors, that is Directors who are not employees of Measurement Specialties, each received a cash retainer of $35,000 and an option to purchase 15,000 shares of our common stock.

     Outside Directors do not receive retirement or other fringe benefits and do not receive additional compensation related to committee meetings.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee in fiscal 2003 were The Honorable Dan J. Samuel, John D. Arnold and Mort Topfer. None of the members has ever been an officer or employee of Measurement Specialties or any of its subsidiaries, and no "compensation committee interlocks" existed during fiscal 2003.


                          REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is appointed by the Board to assist the Board in monitoring:

     -    the integrity of the financial statements of Measurement Specialties,
     -    the independent auditor's qualifications and independence,
     -    the performance of Measurement Specialties' independent auditors, and
     - the compliance by Measurement Specialties with legal and regulatory requirements.

     We meet with management periodically to consider the adequacy of Measurement Specialties' internal controls and the objectivity of its financial reporting. We discuss these matters with Measurement Specialties' independent auditors and with appropriate company financial personnel.

     We regularly meet privately with the independent auditors who have unrestricted access to the committee.

     We select, evaluate and, where appropriate, replace the independent auditor (subject, if applicable, to shareholder ratification), and review periodically their performance, fees and independence from management.

     Other than Morton L. Topfer, each of the Directors who serves on the committee is "independent" for purposes of the American Stock Exchange listing standards. That is, the Board of Directors has determined that neither Mr. Arnold nor Mr. Samuel has a relationship with Measurement Specialties that may interfere with his independence from Measurement Specialties and its management.

     The Board has determined that Mr. Topfer is not "independent," as defined under American Stock Exchange listing standards, by reason of the bridge loan extended to the company in October 2002 by Castletop Capital, L.P., a limited partnership controlled by Mr. Topfer, and the amendments thereto (as more fully described below under the heading "Executive Agreements and Related Transactions"). Applicable American Stock Exchange rules, however, permit us to appoint one member to our audit committee who is not "independent" if the Board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required in the best interests of the company and our shareholders.

     The Board believes that Mr. Topfer's financial sophistication and expertise, together with his extensive business background and experience, have helped significantly to guide the company through a difficult transition period, and believes that his continued service on the Audit Committee would strongly benefit the company and its shareholders. The Board has further determined that notwithstanding Mr. Topfer's interest in the loan transaction described above, Mr. Topfer will be able to exercise independent judgment and to perform his Audit Committee responsibilities in a fair and impartial manner. The Board has resolved, therefore, that the best interests of the company require that Mr. Topfer remain as a member of the Audit Committee.

     The Board has adopted a written charter setting out the audit related functions the committee is to perform. The Board amended and restated the charter in 2002 to reflect changes in law and applicable SEC and American Stock Exchange regulations and reviews the charter on an ongoing basis to assure that the functions and duties of the Audit Committee will continue to conform to such applicable regulations as they may be amended or modified in the future.

     Management has primary responsibility for the company's financial statements and the overall reporting process, including the company's system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us. We monitor these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

     This year, we reviewed Measurement Specialties' audited financial statements as of and for the fiscal year ended March 31, 2003 and the fiscal year ended March 31, 2002, and met with both management and Grant Thornton LLP, Measurement Specialties' independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

     We have received from and discussed with Grant Thornton LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the company. We also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, we recommended to the Board that the company's audited financial statements be included in Measurement Specialties' annual report on Form 10-K for the fiscal year ended March 31, 2003.

John D. Arnold (Chairman)
Morton L. Topfer
The Honorable Dan J. Samuel


                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


     The Compensation Committee's policies are intended to attract and retain talented executives, motivate attainment of strategic objectives, and align executives' interests with those of shareholders. Pursuant to the Committee's recommendations, the Board approves officers' base salaries, salary increases, bonuses, stock option grants and, where applicable, employment contracts and severance payments. A significant amount of an officer's yearly compensation is based upon the company's performance for the fiscal year and over time.

     The Committee seeks to offer competitive compensation packages that are consistent with market and industry practices, based on input from the Chief Executive Officer with reference to a periodic survey of similar-sized companies in similar industries. The fiscal 2003 average base compensation for the company's officers is intended to be competitive with salaries paid to similarly situated executives. The fiscal 2003 average base salaries of the company's officers, excluding the Chief Executive Officer, did not increase over fiscal 2002 base salaries.

     Annual bonus maximums are intended to be competitive with those available to similarly situated executives and provide for a significant performance incentive. The Chief Executive Officer recommends awards to the Compensation Committee with reference to the level of achievement of corporate and individual objectives. Corporate objectives are measured by sales increases, net income, and other goals determined annually. Individual objectives are intended to be objectives that are under the respective officers' direct control. The Board retains the right to make discretionary adjustments it deems appropriate. There were no employee bonus awards for fiscal 2003, except for a $27,500 bonus paid to the Chief Financial Officer.

     Officers' eligibility for stock option grants, and the frequency and size of such grants, are intended to be competitive with observed market practices for similarly situated executives and encourage increased shareholder value.
The company's stock option plan complies with applicable laws and regulations, permitting the company to deduct for federal income tax purposes the cost of any compensation arising thereunder relating to Internal Revenue Code section 162(m). At present, the company has no other compensation programs or policies that could give rise to compensation to an officer in excess of $1 million a year.

     The company has no formal executive severance pay policy. Severance pay and non-monetary severance benefits are determined as appropriate with reference to observed market practice, length of service and reason for termination.

     The Committee's policies for compensating the Chief Executive Officer are intended to provide significant annual and long-term performance incentives. The Committee seeks to provide the Chief Executive Officer with base compensation which is intended to be competitive with salaries paid to similarly situated chief executives. In May 2002, the company retained Corporate Revitalization Partners ("CRP") to conduct its ongoing operational/financial restructuring efforts. In June 2002, Frank Guidone, a Managing Director of CRP, became the company's Chief Executive Officer. During fiscal 2003, the company incurred $2.6 million in consulting fees and expenses payable to CRP (excluding the success fees described below). In addition to consulting fees based on hours billed by CRP consultants (at hourly rates that range from $175 to $275, capped at a maximum of 50 hours per consultant each week), CRP earned an aggregate "success fee" of $138,000 and warrants exercisable to purchase an aggregate of 120,615 shares of the company's common stock (at an exercise price of $2.28/share) as a result of (i) the successful negotiation of a forbearance agreement with our prior lenders, (ii) maintenance of compliance with the terms of that forbearance agreement, and (iii) the successful refinance of indebtedness to our prior lenders.

     The Board neither rejected, nor did it materially modify, any action or recommendation of the Committee.

                         The Honorable Dan J. Samuel, Chairman
                         John D. Arnold, Member
                         Morton L. Topfer, Member

                               EXECUTIVE OFFICERS

     Our executive officers are as follows:


        NAME          AGE                   POSITION
        ----          ---                   --------
Frank Guidone         38   Chief Executive Officer and Director
John P. Hopkins       42   Chief Financial Officer and Secretary
Mark W. Cappiello     49   Vice President and General Manager of the
                           Consumer Products Division
J. Victor Chatigny    52   Vice President and General Manager of the
                           Sensors Division
Steven P. Petrucelli  50   Chief Technical Officer



     Officers are not appointed for fixed terms. Biographical information for our current officers who are not also continuing Directors follows:

     John P. Hopkins was appointed Chief Financial Officer in July 2002. Prior to joining Measurement Specialties, he was Vice President, Finance from April 2001, and was Vice President and Controller from January 1999 to March 2001, with Cambrex Corporation, a provider of scientific products and services to the life sciences industry. From 1988 to 1998, he held various senior financial positions with ARCO Chemical Company, a manufacturer and marketer of specialty chemicals and chemical intermediates. Mr. Hopkins is a Certified Public Accountant and was an Audit Manager for Coopers & Lybrand prior to joining ARCO Chemical. Mr. Hopkins holds a B.S. in Accounting from West Chester University, and an M.B.A. from Villanova University.

     Mark W. Cappiello was appointed Vice President and General Manager of our Consumer Products Division in June 2002. Mr. Cappiello was our Vice President of Sales and Marketing from January 1988 until June 2002. Mr. Cappiello has over twenty-five years of experience in international consumer products marketing, over twenty of which have been in the scale industry. From January 1985 to October 1987, Mr. Cappiello was employed by Terraillon S.A., a French manufacturer and distributor of scales and balance products. Mr. Cappiello received a B.A. in business from the University of Connecticut.

     J. Victor Chatigny has been Vice President and General Manager of our Sensors Division since his appointment in June 2002. Mr. Chatigny joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he served as Director of Sales, Marketing and Research and Development since 1993. Mr. Chatigny also served in US Army Corps of Engineers where he was Captain, 11th Engineering Battalion and Commander of the Atomic Demolition Munition Detachment. He holds B.S. and M.S. degrees in industrial engineering and management from Clarkson University, and a M.B.A. (finance) from The American University.

     Steven P. Petrucelli, Ph.D. has been our Chief Technical Officer since September 2000. Dr. Petrucelli is a consultant in electronic and medical technology and has been an Assistant Professor at Rutgers University in the Biomedical and Electrical Engineering Departments since 1979. Dr. Petrucelli received a B.S. in electrical engineering from Lehigh University and an M.S. and Ph.D. in engineering from Rutgers University.

                             EXECUTIVE COMPENSATION

     Summary Compensation. The following table contains summary information concerning the annual compensation for the fiscal years ended March 31, 2003, 2002 and 2001 for our chief executive officer and certain other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2003:

                                              ANNUAL COMPENSATION    LONG-TERM COMPENSATION
                                              -------------------    ----------------------
                                                                     NUMBER OF SHARES
                                                                     UNDERLYING         ALL OTHER
NAME & PRINCIPAL POSITION                 YEAR   SALARY     BONUS    OPTIONS            COMPENSATION
Frank Guidone,                            2003   (1)       (1)       (1)                (1)
Chief Executive Officer and               2002
Director (1)                              2001

Joseph R. Mallon, Jr.                     2003  $261,000   $---      ---                $    11,000(2)
Former Chief Executive                    2002   275,000    ---      ---                     18,819
Officer and Former Chairman               2001   260,000    72,800   50,000                  19,832
of the Board, Director

Damon Germanton                           2003  $261,000   $---      ---                $    17,062(3)
Former President and Former               2002   275,000    ---      ---                     17,062
Chief Operating                           2001   260,000    72,800   50,000                  18,040
Officer

Mark W.  Cappiello                        2003  $210,000   $---      75,000             $    11,000(4)
Vice President of Sales and               2002   210,000    ---      ---                     17,063
Marketing                                 2001   198,000    44,431   30,000                  15,885


John P. Hopkins                           2003  $161,900   $27,500   100,000            $     7,252(6)
Chief Financial Officer and               2002   ---        ---      ---                      ---
Secretary (5)                             2001   ---        ---      ---                      ---

Steven P.  Petrucelli                     2003  $185,000   $---      50,000                   ---
Chief Technical Officer                   2002   185,000    ---      ---                      3,881
                                          2001   174,000    34,800   45,000                   3,269

J. Victor Chatigny                        2003  $180,000   $---      75,000             $     9,000(7)
Vice President and General                2002   180,000    37,036                           14,340
Manager of the Sensors                    2001   170,627    45,258                           12,366
Division


(1) In May 2002, we retained Corporate Revitalization Partners ("CRP") to conduct our ongoing operational/financial restructuring efforts.  In June 2002, Frank Guidone, a Managing Director of CRP,
became our chief executive officer, replacing Mr. Mallon.  During the fiscal year ended March 31, 2003, we incurred $2.6 million in consulting fees and expenses to CRP (excluding the success fees described in this paragraph).  In addition


                                      -18-

to consulting fees based on hours billed by CRP consultants (at hourly rates that range from $175 to
$275, capped at a maximum of 50 hours per consultant each week), CRP earned an aggregate "success fee"
of $138,000 and warrants exercisable to purchase an aggregate of 120,615 shares of our common stock
(at an exercise price of $2.28/share) as a result of the achievement of certain goals in connection with our restructuring program.


(2) For the fiscal year ended March 31, 2003, includes automobile allowance of $11,000.

(3) For the fiscal year ended March 31, 2003, includes automobile allowance of $11,000, $2,507 in long-term disability income insurance premiums paid by us for Mr. Germanton's benefit, and living expenses of $2,892.

(4) For the fiscal year ended March 31, 2003, includes automobile allowance of $11,000.

(5) Mr. Hopkins was appointed Chief Financial Officer on July 26, 2002.

(6) For the fiscal year ended March 31, 2003, includes automobile allowance of $7,252.

(7) For the fiscal year ended March 31, 2003, includes automobile allowance of $9,000.

     Option Grants in Last Fiscal Year to Named Executive Officers. The following table sets forth information related to the grant of stock options by us during the year ended March 31, 2003 to executive officers named in the Summary Compensation Table.

                                          INDIVIDUAL GRANTS
                      ----------------------------------------------------
                                      PERCENT OF                              POTENTIAL REALIZABLE
                                        TOTAL                                   VALUE AT ASSUMED
                          NUMBER OF    OPTIONS                                ANNUAL RATES OF STOCK
                         SECURITIES   GRANTED TO                             PRICE APPRECIATION FOR
                         UNDERLYING   EMPLOYEES    EXERCISE OR                   OPTION TERM ($)
                           OPTIONS    IN FISCAL    BASE PRICE   EXPIRATION   -----------------------
       NAME                GRANTED      YEAR       ($/SHARE)       DATE         5%         10%
       ----
John P. Hopkins             100,000        10.8%         2.25          (1)   155,355     283,091
Mark W.  Cappiello           75,000         8.1%         1.64          (2)    51,581     121,410
J. Victor Chatigny           75,000         8.1%         1.64          (2)    51,581     121,410
Steven P. Petrucelli          50000         5.4%         1.64          (2)    34,387      80,940

(1) The option will expire with respect to 35% of the shares on 7/26/08, 30% of the shares on 7/26/09, 20% of the shares on 7/26/10, and 15% of the shares on 7/26/11.
(2) The option will expire with respect to 35% of the shares on 11/07/08, 30% of the shares on 11/07/09, 20% of the shares on 11/07/10, and 15% of the shares on 11/07/11.

     Aggregated Option Exercises and Fiscal Year-End Option Values. The following table contains information concerning the aggregated option exercises during the fiscal year ended March 31, 2003 and the value of unexercised options held as of March 31, 2003 by the executive officers named in the summary compensation table:

                                                      NUMBER OF SHARES       VALUE OF UNEXERCISED IN-THE
                                                         UNDERLYING                     MONEY
                                                   UNEXERCISED OPTIONS AT             OPTIONS AT
                                                       MARCH 31, 2003             MARCH 31, 2003 (1)
                          SHARES
                        ACQUIRED ON   VALUE
NAME                     EXERCISE    REALIZED   EXERCISABLE    UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Mark W.  Cappiello                -         -        12,000           93,000            -         90,750
Steven P.  Petrucelli             -         -        24,000           77,000        5,100         60,500
John P. Hopkins                   -         -             -          100,000            -         60,000
J. Victor Chatigny                -         -        35,900           98,800       47,040        114,270
Joseph R.  Mallon, Jr.       48,000    19,680       164,000           30,000       59,040              -
Damon Germanton                   -         -        20,000           30,000            -              -

_______________
     (1) Value of in-the-money options is based on the excess of the closing price of our common stock on the American Stock Exchange on March 31, 2003 ($2.85) over the exercise price of the options, multiplied by the number shares underlying the options.

     The following table provides information with respect to the equity securities that are authorized for issuance under our compensation plans as of March 31, 2003:

                           EQUITY COMPENSATION PLAN INFORMATION
                                                                          NUMBER OF SECURITIES
                                                                           REMAINING AVAILABLE
                        NUMBER OF SECURITIES TO     WEIGHTED-AVERAGE       FOR ISSUANCE UNDER
                       BE ISSUED UPON EXERCISE     EXERCISE PRICE OF       EQUITY COMPENSATION
                       OF OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,     PLANS (EXCLUDING
                         WARRANTS AND RIGHTS       WARRANTS AND RIGHTS   SECURITIES REFLECTED IN
                                (A)                       (B)                 COLUMN (A))
EQUITY COMPENSATION
PLANS APPROVED BY            1,710,970                  $ 4.59                    76,630
SECURITY HOLDERS

EQUITY COMPENSATION
PLANS NOT APPROVED BY          120,615                  $ 2.28                         -
SECURITY HOLDERS (1)

TOTAL                        1,831,585                  $ 4.44                    76,630

(1) Represents the common stock to be issued upon the exercise of warrants by Corporate Revitalization Partners as more fully described below under "Executive Agreements and Related Transactions."

                  EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

(a)     Transactions with management and others.

     In May 2002, we retained Corporate Revitalization Partners ("CRP") to conduct our ongoing operational/financial restructuring efforts. In June 2002, Frank Guidone, a Managing Director of CRP, became our Chief Executive Officer. During the fiscal 2003, we incurred $2.6 million in consulting fees and expenses payable to CRP (excluding the success fees described below). In addition to consulting fees based on hours billed by CRP consultants (at hourly rates that range from $175 to $275, capped at a maximum of 50 hours per consultant each week), CRP earned an aggregate "success fee" of $138,000 and warrants exercisable to purchase an aggregate of 120,615 shares of our common stock (at an exercise price of $2.28/share) as a result of the achievement of certain goals in connection with our restructuring program.

     Mr. Guidone may be deemed to have an indirect beneficial ownership interest in the warrants issued to CRP.

     On April 21, 2003, the Compensation Committee of our Board of Directors reached a verbal agreement with Frank Guidone regarding his long term retention as Chief Executive Officer. Definitive agreements memorializing this arrangement were entered into on July 22, 2003, between the company and Four Corners Capital Partners, LP, a consulting firm of which Mr. Guidone is a Principal. Pursuant to this arrangement, Four Corners will make Mr. Guidone available to serve as our Chief Executive Officer for which it will receive an annual fee of $400,000 and will be eligible to receive a performance based bonus. In addition, Four Corners was issued a warrant to purchase up to 600,000 shares of our common stock. The right to purchase the shares vests over a period of four years (subject to the continued service of Mr. Guidone), and may be accelerated in the event certain performance milestones are achieved. In addition, in connection with this arrangement, Mr. Guidone entered into a non-competition agreement and Four Corners was granted registration rights relating to any shares purchased under the warrant.

     On September 20, 2002, we paid $1.4 million to Fergal Mulchrone, our Vice President until September 2002 and Chief Executive Officer of Terraillon at the time Terraillon was sold to Fukuda. In January 2003, we paid an additional $157,720 to Mr. Mulchrone upon the release of the escrowed portion of the proceeds from the sale of Terraillon. These payments (along with the acceleration of certain vesting provisions applicable to our common stock held by Mr. Mulchrone and the release of Mr. Mulchrone from certain restrictions on competition) were made in connection with the settlement of any and all claims of Mr. Mulchrone against us, including claims for compensation and claims related to his sale of shares of Terraillon to us in August 2001.

     In connection with his resignation, we made a severance payment of $225,000 to Mr. Mallon and agreed to provide continued medical insurance coverage under our group plan for one year following the date of his resignation. We also extended the exercise period for vested options held by Mr. Mallon until January 31, 2004, and agreed to reimburse Mr. Mallon for up to $25,000 in tuition for continuing business education.

     We sublet a residence used by employees in China from Damon Germanton, a former officer and a Director, under a month to month arrangement. Rent expense for the fiscal year ended March 31, 2003 was $2,892.

     We donated $17,714 in the fiscal year ended March 31, 2003 to the gifts and grants program of the Biomedical Engineering Department at Rutgers University's College of Engineering, where Dr. Steven Petrucelli, our Chief Technical Officer, is a professor.

Bridge Loan
     On October 31, 2002, we received a $9.3 million bridge loan from Castletop Capital, L.P., a limited partnership controlled by Morton Topfer, Chairman of our Board of Directors. The proceeds from this loan were used to repay all our obligations under our previous term loan and revolving credit facility. The loan is evidenced by a Senior Secured Note originally due January 31, 2003 and does not include a revolving credit facility. Interest on the note initially accrued at a rate of 7% per annum (subject to a 2% increase upon the occurrence of an event of default under the note). Castletop also received a warrant to purchase up to 297,228 shares of our common stock for an exercise price equal to the average closing price of our common stock on the American Stock Exchange for the first five trading days after October 31, 2002 ($1.64 per share). The warrant has a term of five years. The exercise price and number of shares subject to the warrant may be adjusted under certain circumstances such as stock splits, recapitalization, reorganization, merger, sale of the company or stock dividend.

First Amendment to Bridge Loan

     We used a portion of the proceeds from our revolving credit facility with Fleet Capital Corporation (FCC) to reduce the principal amount outstanding under the bridge loan to $2.0 million. Also, in connection with the revolving credit facility transaction, the terms of the bridge loan were amended as follows:

     - The maturity date of the Castletop note was extended to January 31, 2005;

     - The security interest and rights of Castletop under the bridge loan agreement were subordinated to those of FCC; and

     - The non-default interest rate under the bridge loan was increased to 11%. There were no amendments to the warrant issued as part of the bridge loan transaction.

Second Amendment to Bridge Loan

     On April 11, 2003, we entered into a second amendment to our bridge loan to increase the aggregate outstanding principal amount of the Subordinated Note in favor of Castletop Capital, L.P. from $2.0 million to $5.0 million. No other changes were made to the note. The additional borrowing was used to fund the $3.2 million renewal premium payable in connection with the renewal of our Directors and Officers liability insurance coverage (which renewal premium represents a combination of the market premium for D&O coverage for the period from

April 7, 2003 through April 7, 2004 plus our contribution toward a potential settlement in the class action lawsuit to which we are a defendant).

(b)  Indebtedness of management.

     In September 2001, we loaned $125,000 to Steven Petrucelli to cover margin calls generated by lower market prices of our common stock. At the time, Dr. Petrucelli was subject to a lockup period related to our August 2001 public offering that prevented him from selling shares of our common stock to cover the margin calls. The largest amount outstanding under this loan during fiscal 2003 was $130,578. The loan, which was subsequently memorialized by a promissory note dated August 1, 2002, accrues interest at a rate of 6% per year. As of July 21, 2003, the principal amount of $57,462 was outstanding under this loan. Bimonthly payments of principal and interest in the amount of $1,000 are payable until September 15, 2006. The entire unpaid balance of principal and accrued interest under the note is due and payable on September 15, 2006.

                                PERFORMANCE GRAPH


     The Performance Line Graph presents our total return to our shareholders for the period March 31, 1998 to March 31, 2003. Our common stock is compared to the S&P SmallCap 600 Index and two peer groups. The peer groups comprise of publicly held companies with standard industrial classifications ("SIC") appropriate for the company's two business segments. The peer group for the company's consumer products segment (SIC 3634), as of March 31, 2003, consisted of Conair Corp., Global-Tech Appliances Inc., National Presto Industries Inc., Salton Inc., Applica Inc., Water Pik Technologies Inc., Beverly Hills Fan Co., and International Consumer Brands Inc. The peer group for the company's Sensor products segment (SIC 3823), as of March 31, 2003, consisted of Aero Systems Engineering Inc., BEI Technologies Inc., Braintech Inc., Circor International Inc., Cyberoptics Corp., Electric City Corp., Electro-Sensors Inc., Electropure Inc., Environmental Tectonics Corp., Faro Technologies Inc., Flotek Industries Inc., Golar Lng Ltd., BMC Intl. Corp., Haber Inc., Hurco Companies Inc., Intelligent Controls Inc., ISCO Inc., K Tron International Inc., K2 Digital Inc., MKS Instrument Inc., Miad Systems Ltd., Mikron Infrared Inc., NEG Micon, Perceptron Inc., Pollution Resh and Ctl Cp, PPT Vision Inc., Qualmark Corp., Robotic Vision Systems Inc., Rudolph Technologies Inc., Schmitt Industries Inc., RFP Express Inc., Vitalstream Holdings Inc., Sono Tek Corp., Startec Inc., Transcat Inc., Therma-Wave Inc., and Transmation Inc. The information contained in this graph is not necessarily indicative of our future performance.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
        AMONG MEASUREMENT SPECIALTIES, INC., THE S & P SMALLCAP 600 INDEX
                              AND TWO PEER GROUPS



                               [GRAPHIC OMITTED]



* $100 invested on 3/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

Copyright   2002, Standard & Poor's, a division of The McGraw-Hill Companies,
Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm



                                            Cumulative Total Return
                             ------------------------------------------------
                                3/98    3/99    3/00    3/01    3/02    3/03

MEASUREMENT SPECIALTIES, INC.  100.00  187.50  632.83  960.50  347.50  142.50
S & P SMALLCAP 600             100.00   80.87  105.69  104.34  127.26   95.68
PEER GROUP 1                   100.00   50.30  142.94   69.22   89.30   37.00
PEER GROUP 2                   100.00   77.83  132.61   75.42   91.90   64.17

          BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of July 21, 2003 for:

     -    each of our directors;
     -    each executive officer named in the summary compensation table;
     -    all directors and executive officers as a group; and
     - each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.


                                              AMOUNT AND
                                               NATURE OF
                                              BENEFICIAL
  NAME AND ADDRESS OF BENEFICIAL OWNER (1)   OWNERSHIP (2)  PERCENT (2)
-------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS:
Joseph R. Mallon, Jr. (3)                          521,840         4.2%
Morton L. Topfer (4)                               653,223         5.3%
Mark W. Cappiello (5)                              153,200         1.2%
Steven P.  Petrucelli (6)                          145,000         1.2%
Dan J. Samuel (7)                                   69,600           *
John D. Arnold (8)                                  48,000           *
Frank D. Guidone (9)                               217,915         1.8%
John P. Hopkins                                     35,000           *
J. Victor Chatigny (10)                             77,850           *
Damon Germanton (11)                               485,292         3.9%
All directors and officers as a group (ten
persons) (12)                                    2,406,920        19.5%

FIVE PERCENT SHAREHOLDERS:

Wellington Management Company, LLP
  75 State Street
  Boston, MA 02109 (13)                            999,400         8.1%

George U. Wyper
  c/o Wyper Capital Management, L.L.C.
  350 Park Avenue, 16th Floor
  New York, New York 10022 (14)                    608,700         4.9%

______________

* less than 1%

(1) Unless otherwise indicated, the address of each person is c/o Measurement Specialties, Inc., 710 Route 46 East, Suite 206, Fairfield, NJ 07004.


                                      -26-

(2) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage of beneficial ownership is based on 12,354,801 shares of common stock outstanding as of July 21, 2003.

(3)  Includes options to purchase 126,000 shares.

(4) Includes options to purchase 10,000 shares. Includes 621,309 shares of our common stock held by Castletop Capital, L.P., a private investment company of which Mr. Topfer is a Managing Director. Mr. Topfer has shared voting and shared investment power with respect to the shares and warrants held by Castletop Capital.

(5)  Includes options to purchase 18,000 shares.

(6)  Includes options to purchase 33,000 shares.

(7)  Includes options to purchase 43,000 shares.

(8)  Includes options to purchase 18,000 shares.

(9) Includes a warrant held by Four Corners Capital Partners, LP (FCCP), to purchase 52,500 shares of common stock. Also includes 12,000 shares purchased by FCCP. Mr. Guidone is a limited partner of FCCP and a member of the General Partner of FCCP. Mr. Guidone has shared voting and shared investment power with respect to the shares owned by FCCP. Includes 153,415 shares of common stock held by Corporate Revitalization Partners (CRP), a crisis management firm of which Mr. Guidone is a Managing Director. Mr. Guidone has shared voting power and shared dispositive power for the shares held by CRP.

(10) Includes options to purchase 55,800 shares.

(11) Includes options to purchase 30,000 shares. Also includes 125,126 shares of which Mr. Germanton's children are the record owners. Does not include 92,115 shares that Mr. Germanton gave as gifts to other family members.

(12) Includes options/warrants to purchase an aggregate of 421,300 shares.

(13) Includes 999,400 shares of common stock for which Wellington Management Company, LLP (WMC), an investment adviser, has shared voting power and shared dispositive power. The shares are owned of record by WMC's clients. Based solely on the Schedule 13G/A filed by WMC on February 12, 2003.

(14) Based solely on the Schedule 13G/A filed by Mr. Wyper on February 14, 2003.

                                  OTHER MATTERS

     The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of Measurement Specialties and its shareholders.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2002, except Mr. Guidone filed one late report on Form 4 (three transactions), Mr. Topfer filed one late report on Form 4 (one transaction), Mr. Arnold filed one late report on Form 4 (one transaction), Mr. Samuel filed one late report on Form 4 (one transaction), Mr. Cappiello filed one late report on Form 4 (one transaction), Mr. Petrucelli filed one late report on Form 4 (one transaction), and Mr. Chatigny filed one late report on Form 4 (one transaction) and one late report on Form 3.

                           ANNUAL REPORT ON FORM 10-K

     In addition to the proxy statement and proxy card, a copy of Measurement Specialties' annual report on Form 10-K for the fiscal year ended March 31, 2003, which is not part of the proxy soliciting material, is enclosed. The annual report on Form 10-K is being furnished to you without the exhibits thereto. Upon your request, the company will provide you with a copy of the exhibits. You may under some circumstances be responsible for the company's reasonable expenses in furnishing such exhibits.

                STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

     Shareholders who wish to present proposals to be included in the Corporation's proxy materials for the 2004 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties Inc., 710 Route 46 East, Suite 206, Fairfield, NJ 07004 by April 2, 2004. For any proposal that is not submitted for inclusion in next year's proxy materials, but is instead sought to be presented directly at the 2004 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 17, 2004 and advise shareholders in the 2004 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 17, 2004. Notices of intention to present proposals at the 2004 Annual Meeting should be submitted to our Secretary at Measurement Specialties Inc., 710 Route 46 East, Suite 206, Fairfield, NJ 07004.

July 29, 2003

                                      PROXY


                          MEASUREMENT SPECIALTIES, INC.

           Annual Meeting of Shareholders -Tuesday, September 23, 2003

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2003
              ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 23, 2003

     The shares of common stock of Measurement Specialties, Inc. you are entitled to vote at the 2003 Annual Meeting of Shareholders will be voted as you specify.

     By signing this proxy, you revoke all prior proxies and appoint Frank D. Guidone and John P. Hopkins, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, IN THEIR DISCRETION, ON ANY OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING AND ALL POSTPONEMENTS AND ADJOURNMENTS.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF JOSEPH R. MALLON, JR. AND THE HONORABLE DAN J. SAMUEL, FOR THE ADOPTION OF THE MEASUREMENT SPECIALTIES, INC. 2003 STOCK OPTION PLAN, AND FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2004.


                (Continued and to be signed on the reverse side)

                        ANNUAL MEETING OF SHAREHOLDERS OF

                          MEASUREMENT SPECIALTIES, INC.

                           Tuesday, September 23, 2003


                        ---------------------------------
                        |                               |
                        |   PROXY VOTING INSTRUCTIONS   |
                        |                               |
                        ---------------------------------

MAIL - Date, sign and mail your proxy card in the envelope
----
provided as soon as possible.
                            - OR -                               ------------------------------
TELEPHONE - Call toll-free 1-800-PROXIES from any                |  COMPANY NUMBER    |       |
touch-tone telephone and follow the instructions.  Have your     ------------------------------
control number and proxy card available when you call.           |  ACCOUNT NUMBER    |       |
                            - OR -                               ------------------------------
INTERNET - Access "www.voteproxy.com" and                        |  NUMBER OF SHARES  |       |
--------                                                         ------------------------------
follow the on-screen instructions.  Have your control            |  CONTROL NUMBER    |       |
number available when you access the web page.                   ------------------------------

             PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED IF YOU ARE NOT VOTING VIA TELEPHONE OR THE INTERNET.
-------------------------------------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF TWO DIRECTORS, "FOR" THE ADOPTION OF THE MEASUREMENT
SPECIALTIES, INC. 2003 STOCK OPTION PLAN AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
-------------------------------------------------------------------------------------------------------------------------
                                       FOR   WITHHOLD
                                             AUTHORITY                                         FOR      AGAINST   ABSTAIN
1.  To elect the following persons to                   2.  To approve the adoption of         [  ]       [  ]      [  ]
    the Board of Directors of the                           the Measurement Specialties,
    company for the term described                          Inc. 2003 Stock Option Plan.
    in the proxy statement:

     Joseph R. Mallon, Jr.             [  ]    [  ]
     The Honorable Dan J. Samuel       [  ]    [  ]
                                                        3.  To ratify the selection by the     [  ]       [  ]      [  ]
                                                            company of Grant Thornton
                                                            LLP, independent public
                                                            accountants, to audit the
                                                            financial statements of the
                                                            company for the fiscal year
                                                            ending March 31, 2004.

                                                        SIGN, DATE AND RETURN
                                                        PROXY CARD PROMPTLY
                                                        USING THE ENCLOSED
                                                        ENVELOPE
--------------------------------------------------------------
|                                                            |
|                                                            |
|                                                            |
--------------------------------------------------------------
| To change the address on your account, please check the    |
| box at the right and indicate your new address in the      |
| address space above.  Please note that changes to the      |
| registered name(s) on the account may not be submitted     |
| via this method.                                       [_] |
--------------------------------------------------------------

Signature of Shareholder__________________________  Date:_______  Signature of Shareholder_______________________  Date:_______
--------------------------------------------------  ------------

Note:  This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.
When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

                                   APPENDIX A
                                   ----------

                          MEASUREMENT SPECIALTIES, INC.

                             2003 STOCK OPTION PLAN

SECTION 1.  PURPOSE

          The purpose of the Measurement Specialties, Inc. 2003 Stock Option Plan (the "Plan") is to enable Measurement Specialties, Inc. (the "Company") to attract, retain, motivate and provide additional incentive to its directors, officers, employees, consultants and advisors, whose contributions are essential to the growth and success of the Company, by enabling them to participate in the long-term growth of the Company through stock ownership.

SECTION 2.  DEFINITIONS

          As used in the Plan:

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

          "Board" means the Board of Directors of the Company.

          "Cause" means the termination of a Participant's employment, consulting or advisory relationship with the Company or the termination of a Participant's membership on the Board because of the occurrence of any of the following events:

               (i) the Participant materially breaches any of his obligations as a key employee, consultant, advisor or director of the Company;

               (ii) the Participant conducts his duties with respect to the Company in a manner that is improper or negligent; or

               (iii) the Participant fails to perform his obligations faithfully as provided in any employment or consulting agreement executed between the Company and the Participant, engages in habitual drunkenness, drug abuse, or commits a felony, fraud or willful misconduct which has resulted, or is likely to result, in material damage to the Company, or as the Board in its sole discretion may determine.

          "Committee" means the Compensation Committee of the Board (or any successor committee of the Board) responsible for making recommendations to the Board (or for exercising authority delegated to it by the Board pursuant to

Section 3 of the Plan, if any) with respect to the grant and terms of Options under the Plan; provided, however, that (i) with respect to Options to any employees who are officers of the Company or members of the Board for purposes of Section 16 of the Exchange Act, Committee means all of the members of the Compensation Committee who are "non-employee directors" within the meaning of Rule 16b-3 adopted under the Exchange Act, or any successor rule (ii) with respect to Options to any employees who are officers of the Company or members of the Board for purposes of Section 16 and who are intended to satisfy the requirements for "performance based compensation" within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto, Committee means all of the members of the Compensation Committee who are "outside directors" within the meaning of Section 162(m) of the Code, and (iii) with respect to all Options, the Committee shall be comprised of "independent" directors as and if required under the American Stock Exchange listing requirements (or the listing requirements of any other stock exchange or quotation system on which the Common Stock may be listed or quoted).

          "Company" means Measurement Specialties, Inc., a New Jersey corporation, and any present or future parent or subsidiary corporations (as defined in Section 424 of the Code) or any successor to such corporations.

          "Common Stock" or "Stock" means the common stock, no par value per share, of the Company.

          "Disability" means permanent and total disability as defined in
Section 22(e)(3) of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Fair Market Value" means, with respect to Common Stock, shall be determined as follows:

               (i) If the Common Stock is at the time listed on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Board to be the primary market for the Common Stock, as such price is officially reported on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If  the  Common  Stock  is  at the time traded on the Nasdaq
                    National Market System, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is quoted on the Nasdaq National Market System or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (iii) If the Common Stock is not listed or traded on any stock exchange or Nasdaq National Market System, the Fair Market Value shall be determined by the Board in good faith and in the manner established by the Board from time to time using a reasonable valuation method.

          "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code or any successor provision.

          "Non-Employee Director" means a member of the Board who is not an employee of the Company.

          "Non-Qualified Stock Option" means an option to purchase shares of Common Stock granted to a Participant under the Plan which is not intended to be an Incentive Stock Option.

          "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

          "Participant" means an eligible person selected by the Board to receive an Option under the Plan.

          "Plan" means the Measurement Specialties, Inc. 2003 Stock Option Plan.

          "Retirement" means termination of employment in accordance with the retirement provisions of any retirement plan maintained by the Company.

SECTION 3.  ADMINISTRATION

          (a) The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan including, without limitation, the provisions governing participation in the Plan, to grant Options, to determine the individuals to whom and the time or times at which Options may be granted and to determine the terms and conditions of any Option granted hereunder. Subject to paragraph (d) of this Section 3, the Board may solicit the recommendations of the Committee with respect to any of the foregoing, but shall not be bound to follow any such recommendations.

          (b) Subject to the provisions of this Plan, the Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Option and to decide all disputes arising in connection with the Plan. The Board's decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

          (c) The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Board shall keep minutes of its actions under the Plan.

          (d) The Board shall have the authority to delegate all or any portion of the authority granted to it (consistent with applicable law) under this Section 3 or elsewhere under the Plan to the Committee. If such authority is so delegated by Board, the Committee shall have such rights and authority to make determinations and administer the Plan as are specified in the delegation of authority. To the extent that the Board delegates its authority as provided by this Section 3(d), all references in the Plan to the Board's authority to grant Options and make determinations with respect thereto shall be deemed to include the Committee.

SECTION 4.  ELIGIBILITY

          All key employees, consultants and advisors of the Company who are from time to time responsible for the management, growth and protection of the business of the Company, and all directors of the Company, shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Option or Options granted to each Participant. Options intended to qualify as Incentive Stock Options shall be granted only to key employees while actually employed by the Company. Non-Employee Directors, consultants and advisors shall not be entitled to receive Incentive Stock Options under the Plan.

SECTION 5.  SHARES OF STOCK AVAILABLE FOR OPTIONS

          (a) Options may be granted under the Plan for up to 1,000,000 shares of Common Stock. If any Option in respect of shares of Common Stock expires or is terminated before exercise or is forfeited for any reason, without a payment in the form of Common Stock being granted to the Participant, the shares of Common Stock subject to such Option, to the extent of such expiration, termination or forfeiture, shall again be available for grant under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized and unissued shares, shares purchased in the open market or otherwise, treasury shares, or any combination thereof, as the Board may from time to time determine.

          (b) In the event that the Board determines, in its sole discretion, that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted under the Plan to Participants, the Board shall have the right to adjust equitably any or all of (i) the number of shares of Common Stock in respect of which Options may be granted under the Plan to Participants, (ii) the number and kind of shares subject to outstanding Options held by Participants, and (iii) the exercise price with respect to any Options held by Participants, and if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Options held by a Participant, provided that the number of shares subject to any Option shall always be a whole number.

SECTION 6.  INCENTIVE STOCK OPTIONS

          (a) Subject to Federal statutes then applicable and the provisions of the Plan, the Board may grant Incentive Stock Options and determine the number of shares to be covered by each such Option, the option price therefor, the term of such Option, the vesting schedule of such Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and shall comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Board under the Plan be so exercised, so as to disqualify, without the consent of the Participant, any Incentive Stock Option granted under the Plan pursuant to
Section 422 of the Code.

          (b) The option price per share of Common Stock purchasable under an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, the option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of grant.

          (c)     No Incentive Stock Option shall be exercisable more than ten
(10) years after the date such option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, such Option shall not be exercisable after the expiration of five (5) years from the date of grant.

          (d) Unless otherwise determined by the Board at the time of grant, in the event a Participant's employment terminates by reason of Retirement or

Disability, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Incentive Stock Option or within three (3) months in the case of Retirement and twelve (12) months in case of Disability (or such shorter period as the Board shall determine at the time of grant) following the Participant's termination of employment, whichever period is shorter.

          (e) Unless otherwise determined by the Board at the time of grant, in the event a Participant's employment is terminated by reason of death, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised by the Participant's legal representative at any time prior to the expiration date of the term of the Incentive Stock Option or within twelve (12) months (or such shorter period as the Board shall determine at the time of grant) following the Participant's termination of employment, whichever period is shorter.

          (f) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant's employment shall terminate for Cause, any Incentive Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

          (g) Unless otherwise determined by the Board at or after the time of grant, in the event the a Participant's employment shall terminate for any reason other than death, Disability, Retirement or Cause, any Incentive Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such option or within three (3) months (or such shorter period as the Board shall determine at the time of grant) following Participant's termination of employment, whichever period is shorter.

          (h) The aggregate Fair Market Value of Common Shares first becoming subject to exercise as an Incentive Stock Option by a Participant who is an employee during any given calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). Such aggregate Fair Market Value shall be determined as of the date such Option is granted.

SECTION 7.  NON-QUALIFIED STOCK OPTIONS

          (a) Subject to the provisions of the Plan, the Board may grant Non-Qualified Stock Options and determine the number of shares to be covered by each such Option, the option price therefor, the term of such Option, the vesting schedule and the other conditions and limitations applicable to the exercise of the Non-Qualified Stock Options.

          (b) The option price per share of Common Stock purchasable under a Non-Qualified Stock Option shall be the price determined by the Board, which may be less than, equal to or greater than the Fair Market Value of the Common Stock on the date of grant.

          (c) No Non-Qualified Stock Option shall be exercisable more than ten (10) years after the date such option is granted.

          (d)     Unless otherwise determined by the Board at the time of grant,


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in the event a Participant's employment, consulting or advisory relationship or membership on the Board terminates by reason of Retirement or Disability, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Non-Qualified Stock Option or within three (3) months in the case of Retirement and twelve (12) months in case of Disability (or such shorter period as the Board shall determine at the time of grant) following the Participant's termination of employment, whichever period is shorter.

          (e) Unless otherwise determined by the Board at the time of grant, in the event a Participant's employment, consulting or advisory relationship or membership on the Board is terminated by reason of death, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised by the Participant's legal representative at any time prior to the expiration date of the term of the Non-Qualified Stock Option or within twelve
(12) months (or such shorter period as the Board shall determine at the time of grant) following the Participant's termination of employment, whichever period is shorter.

          (f) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant's employment, consulting or advisory relationship or membership on the Board shall terminate for Cause, any Non-Qualified Stock Option granted to such Participant which is then outstanding shall be canceled and shall terminate.

          (g) Unless otherwise determined by the Board at or after the time of grant, in the event a Participant's employment, consulting or advisory relationship or membership on the Board shall terminate for any reason other than death, Disability, Retirement or Cause, any Non-Qualified Stock Option granted to such Participant which is then outstanding may be exercised at any time prior to the expiration of the term of such Option or within three (3) months (or such shorter period as the Board shall determine at the time of grant) following Participant's termination, whichever period is shorter.


SECTION 8.  GENERAL PROVISIONS APPLICABLE TO OPTIONS

          (a) Each Option under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Board considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

          (b) Each Option may be granted alone, in addition to or in relation to any other Option. The terms of each Option need not be identical, and the Board need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Option, any determination with respect to an Option may be made by the Board at the time of grant or at any time thereafter.


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          (c)     The Board shall determine whether Options to Participants are settled in whole or in part in cash, Common Stock, other securities of the Company, or other property, and may, in its discretion, permit "cashless exercises" pursuant to such procedures as may be established by the Board.

          (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Board at or after the grant of the Option, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Board may in its sole discretion determine.

          (e) No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant's lifetime only by the Participant or the Participant's duly appointed guardian or personal representative.

          (f) The Board may at any time accelerate the exercisability of all or any portion of any Option.

          (g) The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in respect of Options under the Plan no later than the date of the event creating the tax liability. In the Board's sole discretion, a Participant may elect to have such tax obligations paid, in whole or in part, in shares of Common Stock, including shares retained from the Option creating the tax obligation. For withholding tax purposes, the value of the shares of Common Stock shall be the Fair Market Value on the date the withholding obligation is incurred. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

          (h) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

                 (i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another, or

                 (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing.

          For purposes of the Plan, employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.


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
          (i) The Board may amend, modify or terminate any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant's consent to each action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.


SECTION 9.  MISCELLANEOUS

          (a) No person shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Option.

          (b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

          (c) Subject to the provisions of the applicable Option, no Participant shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof.

          (d) Notwithstanding anything to the contrary expressed in this Plan, any provisions hereof that vary from or conflict with any applicable Federal or State securities laws (including any regulations promulgated thereunder) shall be deemed to be modified to conform to and comply with such laws.

          (e) No member of the Board shall be liable for any action or determination taken or granted in good faith with respect to this Plan nor shall any member of the Board be liable for any agreement issued pursuant to this Plan or any grants under it. Each member of the Board shall be indemnified by the Company against any losses incurred in such administration of the Plan, unless his action constitutes willful misconduct.

          (f)     The Plan shall be effective as of July 28, 2003.

          (g) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be granted without shareholder approval if such approval is necessary to comply with any applicable tax laws or regulatory requirement.

          (h) Options may not be granted under the Plan after July 27, 2013, but then-outstanding Options may exercised in accordance with their terms after such date.


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          (i)     To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of New Jersey.

          (j) Options may be granted to employees of the Company who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board may also impose conditions on the exercise or vesting of Options in order to minimize the Company's obligation with respect to tax equalization for employees on assignments outside their home country.


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